Exhibit 21.01


           NORTHERN STATES POWER COMPANY, MINNESOTA AND SUBSIDIARIES



Subsidiaries of Registrant

       Name              State of Incorporation       Purpose

Northern States Power
  Company (Wisconsin)    Wisconsin                    Electric and gas utility

First Midwest Auto
  Park, Inc.             Minnesota                    Own and manage a parking
                                                      ramp

United Power and Land
  Company                Minnesota                    Real estate holding
                                                      company

Cormorant Corporation    Montana                      Holds interest in coal and
                                                      lignite properties

NRG Energy, Inc.         Delaware                     Own and manage non-
                                                      regulated energy
                                                      subsidiaries of the
                                                      Company

Cenergy, Inc.            Minnesota                    Natural gas marketing and
                                                      energy services

Viking Gas Transmission  Delaware                     Natural gas
Company                                               transmission

Eloigne Company          Minnesota                    Own and operate affordable
                                                      housing units

NEO Corporation          Minnesota                    Development of small
                                                      scale waste to energy
                                                      opportunities utilizing
                                                      landfill gas